Exhibit 99.2

FIELDSTONE INVESTMENT CORPORATION

Fourth-Quarter and Year-End 2005 Earnings Results

Conference Call

Moderator: Michael J. Sonnenfeld

April 17, 2006

10:00 a.m. Eastern Time

Operator:  Good day everyone and welcome to the Fieldstone Investment Corporation 2005 year-end earnings results conference call and Web cast. This call is being recorded.

At this time, I’d like to turn the call over to the President and Chief Executive Officer, Mr. Michael Sonnenfeld. Please go ahead, sir.

Michael Sonnenfeld:  Thank you. Good morning and welcome to the Fieldstone Investment Corporation’s fourth-quarter and year-end 2005 conference call. I’m Michael Sonnenfeld, Chief Executive Officer and President. And joining me on the line today is Nayan Kisnadwala, our new Chief Financial Officer.

Hopefully have had a chance to review our earnings release and annual report on Form 10-K which we released on Friday. If not, I would encourage you to visit our Web site at www.fieldstoneinvestment.com to obtain a copy of the release and annual report. This call will follow a standard format with our presentation followed by a Q&A session.

And before we get started, I would like to turn the call over to Tom Brennan, our Senior Counsel, who will call your attention to the following Safe Harbor statement.

Tom Brennan:  The earnings release and this conference call contain certain forward-looking statements within the meaning of the Federal Securities Law. These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all the information currently available to us.

Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ perhaps materially from those anticipated or suggested by such forward-looking statements.

These risks and uncertainties include without limitation risks associated with our ability to successfully implement or change aspects of our portfolio strategy, interest rate volatility and the level of interest rates generally, the sustainability of loan origination volumes and levels of origination costs, continued availability of credit facilities for the origination of mortgage loans, the ability to sell or securitize mortgage loans on favorable economic terms, deterioration in the credit quality of our loan portfolio, the nature and amount of competition, the impact of change to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could net income to vary significantly from quarter to quarter, and other risks and uncertainties outlined in our filings with the SEC, including under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

We undertake no obligation following the date of the earnings release to update or revise our forward looking statements or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements. We caution you not to place undue reliance upon our forward-looking statement which speaks only as of the date such statements were made. We do not guarantee any future operating results or performance.

Also, one additional item to note. We will be referring to certain non-GAAP financial measures during this call which may include core net income, core earnings per share, core return on average assets, core return on average equity, core net interest income after provision for loan losses and cost to produce, during this conference call. For a reconciliation of each of these non-GAAP financial measures to the most directly comparable measure under GAAP, please see schedule 2 of the earnings release which is available on our Web site.

At this time I now turn the call over to Mr. Sonnsenfeld.

Michael Sonnenfeld:  Thanks, Tom. As I mentioned, joining us on the call today is our new EVP and Chief Financial Officer, Nayan Kisnadwala. Nayan joined us in February of 2006, and prior to joining Fieldstone he was the Senior Executive Vice President and Chief Financial Officer of the Consumer Finance and Business Lending Division of MBNA, Inc., which included their mortgage business. From July of ‘04 to January of ‘06 he was with MBNA, and prior to that for six years he had senior financial positions in American Express in its global and international operations, and before that within risk management and finance with Citicorp and First Data.

I’m going to summarize our full-year ‘05 and fourth-quarter ‘05 business results and financial information and then afterwards open the call to questions. We’ll talk today about our non-confirming originations, our investment portfolio growth, changes to our net interest margin, gain on sale margins of non-conforming loans, loss reserves and operating expenses. All these factors affect our results, all of them are changing in ways that are consistent with our modeling and expectations, and we remain very constructive and positive about Fieldstone’s opportunity to continue to build our business in the current market and our strategy of maintaining stable dividend for our shareholders.

Our full-year ‘05 results included record net income of $99.4 million, $2.04 a share. We also had record core net income of $89.6 million, $1.84 per share, which excludes the non-cash mark-to-market gains on our interest rate swaps. Our investment portfolio grew to a record balance of $5.53 billion at the end of ‘05. We had non-conforming fundings in ‘05 of $5.94 billion, and we had a net interest margin for the year of 289 basis points versus 440 [basis points] last year. Our average gross gain on sale margins of non-conforming loans in ‘05 was 280 basis points on sales of $2.9 billion, and we had margins of 300 basis points on sales of $2.2 billion in 2004. Our gain on sale revenue increased to $66.2 million in ‘05 from $52.1 million in ‘04. And we declared dividends of $2.03 a share for 2005 including a fourth-quarter dividend of 55 cents.

Our fourth-quarter highlights included non-conforming loan funding of $1.38 billion, a net interest margin in the fourth-quarter of 233 basis points versus 240 basis points in the third quarter. This is down from the margin we had in the fourth quarter of ‘04 of 404 basis points. Our average gain on sale in the fourth quarter, we had sales of only $370 million of non-conforming loans and a margin of 1.9 percent, and in the third quarter we had sales of close to $900 million and a margin of 270 [basis points]. And I’ll talk more about that in a minute.

Our net income in 2005 was $99.4 million, $2.04 a share on a GAAP basis, and this compares to $63.6 million, $1.30 per share, in 2004. The key changes were an increased investment portfolio revenue related to our non-conforming mortgages. In 2005 we had $170.3 million of revenue from the portfolio versus $125.7 million in 2004. We had higher net interest income before loss provision plus the net cash settlements on our interest rate swaps which we used to hedge the – our securitization financing cost. We also had higher gains on sale in 2004. It was a $14 million increase to $66 million, up from $52 million in ‘04. The changes to our GAAP numbers include a decline of $11 million down to $9 million of the non-cash mark-to-market gains. And, again, these are the valuation gains on the interest rate swaps that we have that do not affect our core net income. And our provision for losses on loans held for investment increased to eight – by eight and a half million [dollars] reflecting the continued seasoning and aging of our mortgage loans held for investment.

Our core net income in 2005 was a record. It was an increase of 108 percent over the 2004 levels. We achieved $89.6 million of core net income, $1.84 per share of core earnings, and that’s up from over 100 percent, as I said, from $43.1 million, $0.88 a share, in 2004. Again, it’s a result of the higher income from the portfolio and higher gains on sale. As we mentioned earlier, the core financial measures show the earnings we generate from our investment portfolio and our mortgage origination business without including the non-cash mark-to-market valuation changes on our interest rate swaps.

Our origination business in 2005 and the non-conforming originations, we did $5.94 billion of originations. This is down slightly from just over $6 billion in 2004. We added account executives and loan officers to maintain our fundings in what was generally a flat and declining market towards the end of the year. We did have good maturation on some of our newer branches. And, you know, it reflect – the level of production reflects the intense competition for new loans in the industry. We maintained our average FICO score on new originations at 653 in 2005 versus 652 in 2004. As we’ve mentioned previously, we sold the assets and signed the leases related to our conforming wholesale branches and operations center and a number of our conforming retail branches. This was announced earlier in 2006 and we expect the total pre-tax charge to be $1 million.

Our investment portfolio reached a record level of $5.5 billion at the end of 2005, and in – over the course of 2005 we added $2.8 billion of loans held for investment and – but we had pre-payments of about $2 billion during the year. In the fourth quarter we added $850 million of loans held for investment and had pre-payments of just under $600 million. We continue to have an opportunity to retain loans for the portfolio to track the yields. We use a coupon filter and a credit filters to choose which of the loans we fund in our origination business, to choose which loans we add to our portfolio to assure loan quality and a minimum return on loans held for investment. The credit spreads and the securitization debt that we’re issuing are now near historic levels. In the third and fourth quarters the debt we issued were also very competitive and very low levels. The increase in securitization costs at the end of the fourth quarter did not affect us because we priced our fourth-quarter securitization earlier in the fourth quarter.

The net interest margin we received on loans held in the portfolio was based on the coupon we receive and our cost of financing. The interest coupon we receive on loans in the portfolio was about flat at 669 basis points in ‘05 versus 663 [basis points] in ‘04. Our cost of financing on loans in the portfolio was 356 basis points in ‘05, up from 277 [basis points] in ‘04, including the effect of our interest rate swap. In 2005 we had a positive cash flow in the swaps of about 50 basis points that lowered our cost of financing and in 2004 we had payments of about 40 basis points. So that’s a 90-basis-point swing year-over-year because of the swap position. The change in the direction of the swap payments is what you’d anticipate when you put in a swap over a two-year period in a positive sloped yield curve. The net yield on our loans held for investment including the net cash settlements prior to provision was 337 basis points in ‘05 versus 402 basis points in ‘04, and the core yield on our loans held for investment after provision was 277 basis points in ‘05 versus 333 [basis points] in ‘04.

The gain on sale margins of the loans we sold increased 27 percent in ‘05. We had $66.2 million in ‘05, up from $52.1 million in ‘04. The volume of loans we sold in ‘05 increased – was $2.9 billion. That’s a 24-percent increase from the $2.2 billion we sold in 2004. The gross gain on sale margins on our non-conforming loans sold net of our hedging expenses declined slightly to 2.8 percent down from 3.0 percent in ‘04. We did have narrower interest margins on – the lower margins available in the current market in ‘05 resulted in slightly lower sale prices. As we’ve announced previously, we sold forward in the fourth quarter a significant portion of our non-conforming loans. Many of those forward deliveries didn’t settle until the first quarter and the effect of those sales don’t appear in our fourth quarter results. The actual fourth quarter sales included a relatively higher percentage of second lien loans than is typical of our production. We continue to follow a consistent discipline of setting our rate sheet coupons at levels we believe will generate positive sale margins in the current market conditions.

Our provision for loan losses increased at year end as a result of, you know, the aging of our loans and portfolio and is part of what we’ve expected and modeled. Our provision in 2005 was actually lower in basis points even though it was higher in dollars based on the strong performance we’ve had to date on the ‘03 and ‘04 vintage loans in our portfolio. We have borrowers with strong credit and collateral that has appreciated significantly since the loans were booked. We’ve also had fairly strong pre-payments as a result of the borrowers’ strong credit and home price appreciation. So net of the pre-payments we have in effect average borrowers left and we expect to have more average levels of delinquency on a percentage of the remaining pools even though the overall pools will perform well. We expect lower than originally modeled losses on the overall pool because of the strong credit and the strong pre-payments that go with it.

On our operating costs, our total cost to produce the non-conforming loans was 257 basis points in 2005, slightly higher than the 255 basis points we had in 2004. This includes all of our home office expenses except servicing. Our branch costs (to) originate incremental loans are lower than this. And we feel OK about this in the context of basically flat originations and the additions of offices and personnel required to build market share in a flat and contracting market. We have had significant cost saves in part of our area – part of our production areas that offset the higher footprint and higher increased franchise expenses.

In 2006 we expect to continue to focus on operating efficiencies. We’re implementing a new loan origination system in the second and third quarters, opening in new markets for our – both wholesale and retail non-conforming production, and expect to have continued maturation of our existing operation centers. We are reaffirming our dividend guidance for 2006. In 2005 we declared cash dividends of $2.03 including 55 cents for the fourth quarter. The fourth quarter of ‘05 was a regular dividend of 52 cents plus a special dividend of three cents a share. First quarter of ‘06 we declared a 48-cent dividend and we’re expecting dividends in between $1.84 and 2.04 per share in 2006. We expect to continue – this dividend guidance is based on our expectations of continuing to build our investment portfolio up to about $6 billion representing 13-to-one portfolio leverage, and we expect to be able to achieve an average net interest spread on the new loans added to the portfolio of between 300 and 325 basis points. We remain committed to originate high-quality loans both for our portfolio and for sale. We’re looking to build a well-structured portfolio to generate stable returns over a variety of interest rates. We’re focused on the efficiency of our – of our operations as well as the integrity of the loans and of the personnel working, a strong focus on customer service and lowering our costs. And we believe by maintaining these focuses we can continue to achieve long-term value for our shareholders.

At this point we’d like to open up the call to questions.

Operator:  Thank you. Ladies and gentlemen, in order to ask a question today, simply press star one on your touch-tone telephone. Again, that’s star one for your questions or comments at this time. We will pause for just a moment to assemble the question queue.

We’ll take our first question from Scott Valentin with FBR.

Scott Valentin:  Good morning, Michael. Thanks for taking my question.

Michael Sonnenfeld:  Sure. Morning, Scott.

Scott Valentin:  A question on – at least a couple questions. On the cost to originate you talked about how I guess you were trying to improve efficiency and cut costs. And I guess if we envision a world where it’s kind of a two-point to two-and-half-point gain on sale premium, I guess you can talk about specifically maybe where you see costs to originate going over the next, you know, few quarters or within a year?  Do you have a target of where you want it to see – what you want to achieve?  And also on the origination volumes, I think you guys had mentioned you were seeking to be licensed in New York. I’m just curious for an update on that.

Michael Sonnenfeld:  OK. Sure. Easy answer first. We are licensed in New York. That was finalized in February. So, yes, we’re licensed in New York and we are actively looking to begin originations in the state of New York.

In terms of cost to originate, again, we have, you know, at $6 billion a year we’re certainly not one of the largest originators. We think we are very efficient within the branch structure, but we have about 50 basis points of home office costs that we’re spreading out over our origination. So we think that our branch costs, you know, are pretty effective.

We are planning on having additional personnel within each branch on the – on the sales side and relatively – and, you know, a flat number of people on the operations side. So it’s going to cost us more money to bring loans in the door, but we expect the – once the loans are in the door that the operating efficiencies will be about the same.

We’ve also – given the tighter margins, we’ve had lower commissions on a per-loan basis. And again, our – we have a commission plan that is linked directly to the revenue generated. So the account reps and loan officers compensation is driven by the revenue we generate per loan and is calculated on a loan-by-loan basis. So the reps are motivated to, you know, do as well as they can to generate our targeted margins. If they have to make concessions then it directly affects their commissions.

We’re working still to rollout a new loan origination system which we think will have some pretty significant savings in terms of the time it takes to do a loan. And therefore, you know, time is money, so we think the operating costs will be lower as a result. The implementation of the origination system is later than we had initially hoped. We’re just taking added time to be very obsessive about document production out of the system. The system is stable and, you know, does what we want it to do in terms of processing efficiencies, but there’s, you know – you know, literally millions of combinations of documents that come out on the various product codes by state and we’re just making sure that everything is as close to perfect as it can be before we release it.

Scott Valentin:  OK and then on the – again on sale premium. You mentioned before it was a mix issue, I guess, retaining more loans during the quarter than maybe initially than we had projected. I was curious if you had made a decision to retain more loans on a go-followed basis, if that was a fourth-quarter event because pricing was weak in the fourth quarter, you figured there was more value in retaining than selling. And maybe if you could talk about what you’re seeing in terms of the differential between – of core first lien product versus your second lien product. Just trying to get an idea that it was really the mix as opposed to any kind of deterioration in the core pricing.

Michael Sonnenfeld:  Well, it’s a – it’s a slightly different nuance, Scott, than that. We did not choose to retain more loans in the fourth quarter per investment. We’ve had the same discipline on differentiating between the loans we hold for investment and the ones we sell. It’s simply that some of the – we had a forward trade, which I’ve talked about a number of times, in the fourth quarter, and a number of those deliveries under that trade didn’t settle until the first quarter. And so as a result of that the – on a – the overall volume of loans sold in the – that actually settled in the fourth quarter was lower.

It’s not a change in how we’re thinking about which loans to hold or which loans to sell. In terms of the premiums, there’s a – you know, the law of the supply and demand effects the loans as well. You know, there is a limited supply of new non-conforming loan being sold in the marketplace. And I think that you can see the effect of that on some very tight credit spreads in the securitization market.

Virtually all the loans that are sold are priced based on the securitization execution. And those prices have come back. The securitization margins are very tight. The prices are coming back in pretty well in the marketplace. And we – as I say – said in the call earlier, we do expect to have a positive gain on sale margins that will more than cover our cost to originate.

Having said that, you know, we are not planning on a significant gain on sale revenue for 2006. We basically think we’ll have margins sufficient to cover our costs on the sales. But interestingly, you know, part of why there’s been the kind of pressure on the sale premiums is the securitization market is asking for higher levels of over-collateralization, there are higher returns on the less-than-investment-grade securities. Those are, in effect – you know, and that actually is a very positive thing for our investment portfolio. We’re set up to have the capital to pre-fund the over-collateralization, we’re set up to have the capital to invest in our own less-than-investment-grade securities. And so we’re not constrained by cash flow or capital in the securitizations because this is our business model. And because of the demands of the market we’re actually getting a better return on the less-than-investment-grade securities we retain in effect, and we think that’s positive for the portfolio even though in this point in the cycle we think the cash gain on sales are not going to be significantly positive in ‘06.

Scott Valentin:  OK, thank you.

Operator:  We’ll take our next question from Greg Lapin with Saranac Investments.

Greg Lapin:  Yes, my first question is if you can comment on how delinquency is ((inaudible)) trending versus your expectation, if there’s anything you can speak to with reference to the 4.4 percent in the quarter.

Michael Sonnenfeld:  Yes, delinquency is basically we’re trending about what we would have expected. The portfolio has gone – is on average is about a 12-month season. Just because it’s – which is sort of what we – it’s what you’d expect with a two-year average life portfolio. We’re not quite fully invested, but you’d expect on average you’d have about 12 months of seasoning. The 4.4-percent we think is certainly within our expectations.

As I said previously on the call, our reserves are actually lower in basis points than they were last year just because we’ve had very strong performance on the ‘03 and ‘04 vintage loans. For modeling purposes we’re expecting the ‘05 loans will be more on – you know, more average in terms of, you know, average home price appreciation, average levels of delinquency.

Again, the good news about having borrowers with good credit and collateral that’s appreciated is that when – is you have low losses. The bad news about that was because that the borrowers have a lot of opportunities to refinance, and many of our loans have refinanced as they’ve hit the ARM reset. And so our actual delinquencies as a percentage of a static pool we think are going to be high and sort of average following the rest even though the life of pool losses we still think we will pretty positive.

Greg Lapin:  OK, that’s helpful. And then just on the previous question with the business model. When you talk about the cost to originate and the – and the whole loan sales in that you cover your costs, am I looking at it right then?  In the quarter 2.7 cost to originate, 1.9 gain on sales. And you expect that to converge at some point this year?

Michael Sonnenfeld:  Yes. Again, the fourth quarter 1.9 is not representative of the total value we achieved. We did have lots of sales on a relative basis. There are two things that happened that make it not particularly representative, which again why, you know, I’d focus on the full-year results as opposed to the quarterly result.

The fourth quarter was not representative for two reasons. One, on an average basis on a pro rata basis there’s relatively more second liens in the fourth quarter than first, and because of a chunk of the first that we had effectively traded in the fourth quarter the trades didn’t settle till the first quarter of ‘06.

Scott actually had asked a minute ago about pricing on second lien loans and I didn’t get back to it. Second lien prices have been, you know, at the low par levels. You know, the only second liens that we do are done in combination with doing a first lien loan. So they’re first-second combinations. And so even though we’re selling the second liens generally at or below par, it’s a loan that’s created in connection with the first liens. And we’re – and we’re certainly comfortable with the overall margin that we get on the combined transaction. But because of the relative pricing, if you have relatively more seconds in a quarter it’s going to throw off the reported premiums.

Greg Lapin:  And your goal there in covering your costs is a full-year number or is something that we could expect early on in the ‘06 year.

Michael Sonnenfeld:  I’m not really sure of your question. I think – we certainly look on an overall basis to cover our costs in the originations. And again, the premiums we receive on sale, what we talk about as premiums are really just the cash premiums. We also collect fees, especially on retail loans, and we also have net interest margin on the loans while we’re holding them. And, again, when we update our investor slides in the next couple of days you’ll see that. We have a slide that shows the gain on sale, shows the various components.

Greg Lapin:  OK, thanks for fleshing that out.

Michael Sonnenfeld:  Thanks.

Operator:  We’ll take our next question from Jeff Mattei with CRM Asset Management.

Jeff Mattei:  Hi, my question was actually also on the cost to originate. Third quarter you guys had about 1.8 in originations, cost to originate of 235. (That) goes down this quarter and the cost to originate goes up. You guys have provided origination for the first quarter of this year of again a decrease. Would we expect to see the cost to originate continue to go up I guess in the same magnitude?  I know you’ve mentioned that you guys do have some initiatives, but again you said like your origination system the implementation’s going to be a little later than you thought. So can you kind of speak to what I guess we could expect, would we see kind of it continue to trend higher, kind of level out and like that type of thing?

Michael Sonnenfeld:  Yes, that’s a good question. First quarter originations were slightly below – about 10 or 11 percent below the first quarter of 2005. We purposely published the ‘06 numbers to be able to talk about it. There is – traditionally in the mortgage business there’s been seasonal slowing. In the last couple of years we’ve published two years worth of numbers. You can see each of the first quarters was at a lower level than the prior – than the other quarters. And we had the same seasonal effect in the first quarter of 2006. So it is the case that our first quarter 2006 cost to originate will be higher than the run rate for the year.

But, again, we think it’s important to have a diverse origination business so that we’re not concentrated in any particular market. And given the time to hire, train – hire and train people, get the systems and things in place and to build out offices to get that kind of geographic diversification, just be – when we have a slow-down like we did in the first quarter we’re not going to sort of shut offices and things like that, then need to open them up again in the second and third and fourth quarters.

Jeff Mattei:  OK. So, yes, we will expect higher first-quarter costs just because on a relative basis you’ve got more people and inventory than you need just for that volume per se. But we do have the expectation the volumes will pick up in the second and third quarters.

Jeff Mattei:  OK, thank you very much.

Operator:  We’ll go now to Abbott Keller with Krestrel Investment Management.

Abbott Keller:  Yes, would you expect to fully execute on your $40 million share repurchase program by the end of 2006?

Michael Sonnenfeld:  We have – as we’ve announced, we’ve purchased around 300,000 shares in the fourth quarter. Unfortunately given the delay in publishing our results and filing the K we’ve been – we’re doing our share repurchase in the context of our normal trading window, and the trading window for insiders in the company never opened in the first quarter. So we didn’t have an opportunity to do that. We continue to evaluate the investment return opportunity for new loans held for investment and compare that to the yield on the shares and the marketplace. And the decision that we take is based on allocating capital either to new investments or to repurchasing shares. So to the extent the shares – certainly if the shares are trading below our core book value and if we think the yield on the shares is higher than the returns available on new investments we’ll continue to execute on the repurchase program. One of the things – the only caveat there is that we’re very focused on maintaining our working capital, and we want to make sure that we always maintain sufficient working capital through various cycles. But, again, the $40 million was set with that in mind.

Abbott Keller:  OK, thank you.

Operator:  Once again, ladies and gentlemen, that is star one for your questions or comments. We’ll go now to a follow-up from Scott Valentin with FBR.

Scott Valentin:  Thanks for taking my follow-up. The margin for the portfolio, it was – you know, we had ((inaudible)) modest compression this quarter with the hedging. You had an expansion. Can you talk about maybe where you see the margin kind of shaking out the next few quarters?

Michael Sonnenfeld:  Yes, Scott. We’ve published consistently a chart showing the coupons and cost of funds. I think that the market stabilizes around 300 basis points or – to three and a quarter. And as I said in the dividend guidance, we are – we do expect that to maintain itself for a variety of reasons. It does reflect the kind of risk adjusted return and coupons you need in the securitization market, which is what drives ((inaudible)) prices.

So having said that, we’ll have some continued runoff of some of the older loans and we’re – you know, we have, you know, approximately three to 300 basis – 300 to 325 basis points on the new loans we add to the portfolio. So we’ll continued runoff of the older stuff. We have some loans that are in their own period where there is a decent margin.

But, again, as we talked about previously, when the loans get into the ARM period you have higher delinquencies. And so net-net it’s about a stable spread. You know, I think these are levels, you know, the 300 to 325 are consistent levels that we will see on a forward basis.

Scott Valentin:  OK. And then just so I understand the whole – the forward sales (coming). So then it would appear that in the first quarter you’ll have sold more loans, I guess, because of settlement timing and the income will benefit in the first quarter. Is that a fair way to look at it or –

Michael Sonnenfeld:  Yes, we – as I’ve said, we had sold forward I think over a billion dollars late in 2005, and it’s just that some of those trades didn’t settle until January and February of ‘06. And so that’s what sort of threw off the fourth quarter actual settlements. So we feel OK about that. And, again, that’ll – it will change, you know, the numbers for the first quarter.

Scott Valentin:  OK. But as far as – I’m just trying to get an apples-to-apples comparison as far as cost to originate and all that. So you actually incurred all the costs (for originating) those loans in the fourth quarter and it’s recognized in the fourth quarter?  Is that –

Michael Sonnenfeld:  Well, there’s a portion that GAAP requires us to defer.

Scott Valentin:  OK.

Michael Sonnenfeld:  And so, you know, the income statement on loans held for sale only, you know, doesn’t include the deferred portion under FAS 91. That sort of effectively comes in and is a deduct from the gain when you sell.

Scott Valentin:  OK. I just wanted to make sure you weren’t being overly penalized on the cost to originate in the fourth quarter versus the sale premiums.

Michael Sonnenfeld:  A little bit you are. I mean, the portion that you take into expense is expensed. And it’s – and, again, that shows up on the slide that we do on the sale. There’s about 100-110 basis points roughly that’s deferred. And so the balance is recognized.

Scott Valentin:  OK and then just a general kind of industry question. We’ve – you know, you guys have always been a – I would say a more rational price setter. It seems your coupons have always been, you know, near the upper end of the industry given your targeted return approach. And we’ve seen coupons are going up rapidly in the fourth quarter. They seem to have stalled basically since the end of the fourth quarter. (You had) the swap rate has, you know, resumed its march upward. And I guess the offset has been, as you mentioned before, credit spreads have really tightened. But I guess barring the credit spread tightening would you – wouldn’t you have assumed the loan spreads would have came down, you know, whole loan premiums would have came down during the quarter or second quarter. Maybe you can speak to that dynamic a little bit, what’s happening in the market.

Michael Sonnenfeld:  I’m not sure I followed the question particularly. Basically, Scott, the margins did – again, if you just look at the – and you guys do a great job publishing, you know, rate sheets and trends and rate sheets. You know, I think spreads widened out certainly for us in January and early February. And then, you know, the origination market competition being what it is they sort of tightened back in again late February and March. And so, you know, the premiums – you know, we are pretty positive about where loans are trading currently in the marketplace with the kinds of loan quality we have and the kinds of coupons we’ve been able to achieve. But it – you know, there’s a – you know, it’s a very competitive market as you know, and that’s why, you know, our internal forecasting does not presume that we’re going to make a lot of money on the loans we sell. We think we’ll get a good return on the loans we retain for investment, but we’re looking at 2006 as a year in which you will do well to cover cost.

Scott Valentin:  OK. And one final question. On the cost to originate, on the net points and fees line. I think you guys show a positive. It’s in one of the tables in the – in the press release. I apologize; I don’t have it in front of me. But I think it was 30 basis points. It’s schedule one, supplemental data, I guess.

Michael Sonnenfeld:  OK.

Scott Valentin:  Page 11 of the – of the press release.

Michael Sonnenfeld:  Yes.

Scott Valentin:  That 30 basis points premiums paid (net of) fees collected, could you talk about maybe – I assume that includes the yield spread in there.

Michael Sonnenfeld:  OK, I’m trying to see which line you’re on.

Scott Valentin:  It’s (beyond) sale margin non-conforming loan sales, line two.

Michael Sonnenfeld:  Right. OK.

Scott Valentin:  (Premiums paid and other) fees collected.

Michael Sonnenfeld:  That would be – you know, for the year you can see we’re basically flat in terms of premiums paid. And then the – that’s – yes, we’re basically – in terms of the margins we’re showing a positive number there because of the fees we’re charging the borrower. And also both on wholesale and – well, wholesale and retail we charge some fees. And in the – and the fourth quarter is rising market, the actual premiums were fairly compressed. So it does show as a positive.

Scott Valentin:  OK. And then on the – and that was a trend we saw throughout the industry, I think, to your point, that coupons are rising and brokers couldn’t deliver premium loans. Do you think we’ve hit the limit on how high the brokers can push loans?  It seems like so far – a competitor has mentioned that not seeing yield spreads rebound as much as we would have thought. Do you think there’s a natural cap as to how much the brokers can charge from the sub-prime borrowers?

Michael Sonnenfeld:  I think that, again, the – you know, it depends a lot on the markets in which you are – you know, we do still a fair chunk of business in California and, you know, where house prices are strong and borrowers are very focused in a rising rate market on being as competitive as they can be. And I think that we’re all – we all in the industry, both the wholesalers as well as the brokers, are going to have to get used to working for fewer basis points on loans.

But the important caveat is in some of the – certainly in the coastal markets a large – a small number of basis points can be a decent number of dollars. And so if you’re looking at a $700,000 to $800,000 loan, if you only have one percent of revenue that’s still $7,000 or $8,000. And the actual dollars per loan that we spend are significantly below that. And so again, there’s two different measures you have to keep in mind which is dollars per loan as well as basis points per loan. And on the bigger loans we’re happy to work for dollars, you know, a positive number of dollars.

Unfortunately that’s going to result in loans that we can originate and sell at a profit in dollars, but probably not hit our return targets for the portfolio. And so – but, again, when we’re fully invested – and one of the things that’s great about the level – even – you know, again, we’re at $500-600 million a month on average last year of originations. That level of originations is plenty for full investment. We have a $6 billion portfolio target to your average life. We need about $3 billion a year of new loans for the portfolio. That’s, you know, $250 million a month of loans that we need to retain to stay fully invested. We’ve been originating significantly more than that, and we can originate loans, sell them for dollar profits and still maintain full investment on the portfolio where we have a basis-point target.

Scott Valentin:  OK, thank you.

Operator:  And it appears that we have no further questions at this time. Gentlemen, I’ll turn the conference back over to you for any additional or closing comments.

Michael Sonnenfeld:  No, that’s it. Again, we feel very constructive about the business model and the opportunity. As I was just saying, even in a competitive and origination and sale market the opportunity to put loans into the portfolio means that we’re – we have an opportunity to generate good returns for the shareholders. We intend to follow our consistent disciplines on setting rates at levels we think we can achieve positive sale margins and a positive return for the portfolio. And appreciate everybody’s support. Thanks very much.

Operator:  Once again, ladies and gentlemen, that does conclude today’s call. Thank you for your participation. You may disconnect at this time.

END